Exhibit 99.2

Wynn Resorts to Temporarily Close Wynn Las Vegas

LAS VEGAS (March 15, 2020) – Wynn Resorts has decided to temporarily close Wynn Las Vegas and Encore as part of its continuing effort to reduce the spread of COVID-19 (coronavirus).

The Company has committed to pay all full-time Wynn and Encore employees during the closure.

The closure will be effective Tuesday, March 17 at 6 pm and is expected to be in effect for two weeks, after which time the Company will evaluate the situation. A limited number of employees and management will remain at the resort to secure and maintain the facility. For additional information and updates, please visit www.wynninfo.com.